UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100

Westlake, TX 76262

(Address of principal executive offices, including Zip Code)

(817) 961-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Solera Holdings, Inc. (the “Company”) hereby furnishes the following supplemental information.

Revenue per claim (“RpC”) was $23.27 in the Company’s advanced markets for the quarter ended March 31, 2015. “Advanced markets” means markets where automated claims processing is widespread among industry participants and vehicle insurance is generally government-mandated, which markets include North America and Western Europe. The Company defines RpC as the total revenue derived from vehicle collision claims in advanced markets divided by the number of such claims.

Revenue per household (“RpHH”) in the Company’s advanced markets was $2.67, $3.17 and $3.76 for the Company’s fiscal year ended June 30, 2013, fiscal year ended June 30, 2014 and fiscal quarter ended March 31, 2015, respectively. The Company defines RpHH as the annualized revenue in advanced markets divided by number of households in advanced markets.

The Company’s vehicle collision claim volume, or “motor claims” volume, decreased from 3.2 million in the quarter ended March 31, 2013 to 3.1 million in the quarter ended March 31, 2015, while RpC increased on a constant currency basis from $24.70 in the quarter ended March 31, 2013 to $27.70 for the quarter ended March 31, 2015. The Company’s motor claims volume was down 2.6% for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014, however, RpC improved 6.3% for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014.

The information furnished in this report is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jason M. Brady
Date: July 13, 2015	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary